Exhibit 10.31
Oplink Communications, Inc.
Amendment to
Executive Corporate Event Agreement
     This Amendment (the “Amendment”) to that certain Executive Corporate Event Agreement dated as of February 24, 2003 (the “Agreement”), by and between Oplink Communications, Inc., a Delaware corporation (the “Company”), and River Gong (Xiaojiang) (“Executive”), is made as of August 14, 2003. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.
Recital
     Whereas, the Company and Executive previously entered into that certain Executive Change of Control Agreement dated as of February 24, 2003;
     Whereas, the Company’s Board of Directors has determined that it would be in the best interests of the Company and its stockholders to amend the Agreement in order to extend the post-termination exercise period with respect to certain Options in the event of termination of Executive’s employment in connection with a Corporate Event as detailed below; and
     Whereas, the Company and Executive now desire to amend the Agreement in accordance with the terms and conditions herein.
Agreement
     Now, Therefore, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend the Agreement as follows:
     1. Section 1(b) of the Agreement is hereby amended and restated in its entirety as set forth below:
     (b) the post-termination exercise period with respect to:
          (1) the Options identified on Exhibit A shall continue to be exercisable until the earlier of: (i) the date twenty-four (24) months after the Event/Termination Date, (ii) the maximum term for each Option in effect on the date such Option was granted, or (iii) the effective date of the Corporate Event if the Corporate Event is a Non-Assumption Event (as defined in Section 2); and
          (2) the Options not otherwise identified on Exhibit A shall continue to be exercisable until the earlier of: (i) the date twelve (12) months after the Event/Termination Date, (ii) the maximum term for each Option in effect on the date such Option was granted, or (iii) the effective date of the Corporate Event if the Corporate Event is a Non-Assumption Event.

     2. General Provisions.
          (a) Continuing Effect of Agreement; No Waiver. All other provisions of the Agreement, including without limitation the last sentence of Section 1 of the Agreement, shall remain in full force and effect and unmodified by this Amendment. The parties hereto hereby acknowledge that, except to the extent any provisions of the Agreement are expressly amended by this Amendment, nothing in this Amendment shall be construed as a waiver on behalf of the Company or Executive of any other right or obligation set forth in the Agreement.
          (b) Counterparts. This Amendment may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.
          (c) Governing Law. This Amendment shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).

     In Witness Whereof, the parties hereto have executed this Amendment as of the date set forth in the first paragraph hereof.

EXECUTIVE:	OPLINK COMMUNICATIONS, INC.:

/s/ River Gong	Signature:	/s/ Joseph Liu

River Gong (Xiaojiang)	Print Name:	Joseph Liu
	Title:	President and CEO
[Amendment Signature Page]

EXHIBIT A
Options with 24 month post-termination exercise period

Grant Date	Grant ID	Plan	Shares	Exercise Price
4/5/01	00000060	2000	78	$2.625
4/5/01	20000300	2000	124,922	$2.625